EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

Arkados, Inc.,

Arkados Group, Inc.,

Arkados Wireless Technologies, Inc.

and

STMicroelectronics, Inc.

dated as of

December 23, 2010

Section 6.11	Bulk Sales Laws	26
Section 6.12	Settlement Agreements	26
Section 6.13	Intellectual Property	26
Section 6.14	Further Assurances	27
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1	Conditions to Obligations of Buyer	27
Section 7.2	Conditions to Obligations of Sellers	29
ARTICLE VIII
INDEMNIFICATION
Section 8.1	Survival	30
Section 8.2	Indemnification By Sellers	30
Section 8.3	Indemnification By Buyer	31
Section 8.4	Indemnification Procedures	31
Section 8.5	Payments	33
Section 8.6	Tax Treatment of Indemnification Payments	33
Section 8.7	Effect of Investigation	33
ARTICLE IX
TERMINATION
Section 9.1	Termination	33
Section 9.2	Effect of Termination	34
ARTICLE X
NON-COMPETITION; CONFIDENTIALITY
Section 10.1	Non-Competition	35
Section 10.2	No Competing Interests	35
Section 10.3	Non Solicitation	35
Section 10.4	Non-Disruption	35
Section 10.5	Confidentiality	35
Section 10.6	Remedies upon Breach	35
ARTICLE XI
MISCELLANEOUS
Section 11.1	Expenses	36
Section 11.2	Notices	36

Section 11.3	Severability	37
Section 11.4	Entire Agreement	37
Section 11.5	Successors and Assigns	37
Section 11.6	No Third-party Beneficiaries	37
Section 11.7	Amendment and Modification; Waiver	37
Section 11.8	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	37
Section 11.9	Specific Performance	38
Section 11.10	Counterparts	38

Annex A – Definitions

Disclosure Schedules
Exhibits:

Exhibit A – Bill of Sale
Exhibit B – Assignment and Assumption Agreement
Exhibit C – Intellectual Property Assignments
Exhibit D – ST License Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 23, 2010, is entered into by and between Arkados Group, Inc., a Delaware corporation (“Parent”), Arkados Inc., Arkados Wireless Technologies, Inc, each, a wholly owned subsidiary of Parent and Delaware corporation (each, including Parent, a “Seller” and collectively, “Sellers”), and STMicroelectronics, Inc., a Delaware corporation (“Buyer”).

BACKGROUND

WHEREAS, Sellers are engaged, inter alia, in the business of designing, developing and selling semiconductor products that incorporate powerline communications and networking technology and offering services relating thereto (the “Business”), as well as in the system design and the integration of such semiconductor products into integrated products of other manufacturers, including providing consulting services relating thereto (the “Systems Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase from Sellers, the assets relating to the Business, excluding certain assets relating to the Systems Business, subject to the terms and conditions set forth herein;

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Parent has delivered to Buyer (a) copies of written consents of stockholders in lieu of a meeting, executed by the holders of a majority of the issued and outstanding shares of each of the Sellers’ common stock, approving this Agreement and the transactions contemplated hereby, which written consents have been certified as true and complete by the Secretary of each of the Sellers (“Stockholder Approvals”), (b) duly executed voting agreements, executed by the stockholders of Parent executing the written consents with respect to Parent pursuant to which such stockholders agree, among other things, not to revoke such written consents, not vote in favor on an alternative transaction and not to sell or transfer their shares or other equity securities in Parent and (c) certain assignments, duly executed by specified inventors involved in the development of the Intellectual Property Assets, transferring all of their right, title and interest in and to the Intellectual Property Assets to a Seller;

WHEREAS, Sellers are unable to service their secured and unsecured debt and as a consequence, Sellers have been in default in the payment of principal and interest payments due on outstanding secured debt instruments, and have been unable to raise adequate capital to their operations expenses, including payroll and related obligations; and

WHEREAS, to finance the payment of a settlement of a substantial portion of outstanding secured debt, the payment of employment liabilities, and thereby facilitate the Sellers’ efforts to seek financing, Sellers are, on the date hereof, entering into a license agreement pursuant to which they will license Intellectual Property to Buyer in exchange for an upfront, lump sum license fee (the “Arkados License Agreement”), entering into this agreement for the sale of assets related to the Business and Buyer, with Sellers’ consent, is offering employment to a number of Sellers’ employees and Sellers’ are releasing such employees from continuing obligations related to such employees relationship with the Sellers (except to the extent Buyer is assigned the right to enforce confidentiality and invention assignment obligations of such employees).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used in this agreement have the meanings set forth in Annex A.

Section 1.2 Rules of Construction.

(a) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

(b) The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(c) The term “including” is not limiting and means “including, without limitation.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are disclosed to Buyer, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, except that for purposes of determining the accuracy of any representation and warranty, such reference shall only be to such statute or regulation as in effect on the date the representation and warranty was made and (iii) references to “Sections,” “Schedules” or “Exhibits” are to sections, schedules or exhibits, as applicable, of this Agreement.

(e) Unless otherwise expressly provided herein, “dollars” or “$” means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

(f) This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such parties in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties and their representatives and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

Section 1.3 Disclosure Schedules.  The schedules referred to herein and delivered under cover page specifically referring to this Agreement (collectively, “Disclosure Schedules”) are integral parts of this Agreement and are incorporated by reference herein.  Nothing in a Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another Disclosure Schedule to this Agreement.  Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself Sellers are responsible for preparing and arranging the Disclosure Schedules corresponding to the lettered and numbered sections of Article IV.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Sellers, on behalf of themselves and their respective subsidiaries, shall sell, assign, transfer, convey and deliver, or caused to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ and their respective subsidiaries’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are used, held for use or useful in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all Intellectual Property Assets, including the Intellectual Property Registrations set forth on Schedule 2.1(a);

(b) all Contracts, including Intellectual Property Licenses, set forth on Schedule 2.1(b) (the “Proposed Contracts”) that Buyer designates in writing on or before the Closing (designated Contracts referred to herein as the “Assigned Contracts”);

(c) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(d) all Permits which are held by Seller or an Affiliate and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Schedules 4.16(b) and 4.17(b);

(e) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assigned Contracts, whether arising by way of counterclaim or otherwise;

(f) all prepaid expenses, credits, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees received on account of the Assigned Contracts;

(g) all of each Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all business relationships related to the Purchased Assets;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets; and

(j) originals, or where not available, copies, of the following books and records relating to the Business:  machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research, intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”).

Section 2.2 Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Licenses and Leases, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c) the assets, properties and rights, other than Intellectual Property Assets, used exclusively in Seller’s Systems Business (the “Retained Business”) to the extent not included in the Purchased Assets;

(d) the rights which accrue or will accrue to Sellers under the Transaction Documents;

(e) any Purchased Assets sold or otherwise disposed of in the ordinary course of operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date; and

(f) all rights in connection with, and assets of, any Benefit Plan.

Section 2.3 No Assumed Liabilities.  Buyer shall not assume any Liabilities of the Sellers or their Affiliates other than performance obligations in respect of the Assigned Contracts but only to the extent that such obligations are required to be performed after the Closing Date, are incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Post-Closing Contract Obligations”).

Section 2.4 Excluded Liabilities.  Notwithstanding any provision of this Agreement or any other writing to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates (or any predecessor owner of all or part of its business and assets) of any kind or nature whatsoever, whether presently in existence or arising or asserted hereafter, other than the Post-Closing Contract Obligations (the “Excluded Liabilities”).  Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers, investment bankers and others;

(b) any Liability for (i) Taxes of Sellers (or any Affiliate of Sellers) or relating to the Business or the Purchased Assets for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby other than taxes that are the responsibility of Buyer pursuant to Section 6.9; or (iii) other Taxes of Sellers (or any Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Seller (or any Affiliate of Sellers);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;

(g) any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;

(h) any Liabilities of Sellers to or with respect to any present or former employees, agents or independent contractors of Sellers, including any Liabilities associated with any claims for wages, commissions, bonuses, incentives, recognition awards, benefits (both qualified and non-qualified as determined under ERISA), workers’ compensation, disability, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(j) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(l) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(m) any Liabilities associated with any debt, loans or credit facilities of Sellers and/or the Business owing to any creditor;

(n) any Liabilities associated with any trade payables or any amounts owed by Sellers and/or the Business to any trade counterpart or any other counterpart; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.5 Purchase Price.

(a) The aggregate consideration payable to Sellers under the Arkados License Agreement and for the Purchased Assets shall be $11,000,000 (Eleven Million Dollars) (the “Purchase Price”).  The Purchase Price shall be paid by wire transfer to the account of Parent or as designated in writing by Parent as follows:

(i) $7,000,000 shall be paid by Buyer pursuant to and in accordance with the Arkados License Agreement (the “License Fee”);

(ii) $4,000,000 shall be paid by Buyer at Closing (the “Purchase Price Remainder”).

(b) The Purchase Price is the only amount payable by Buyer or its Affiliates in connection with the transactions contemplated hereby, and neither Buyer nor any of its Affiliates shall have any obligation to invest in, provide working capital to or otherwise support the Retained Business.

Section 2.6 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule which will be prepared by Buyer (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Parent no later than thirty (30) days after the Closing Date. If Parent notifies Buyer in writing that it disagrees with one or more items reflected in the Allocation Schedule, Parent and Buyer shall negotiate in good faith to determine the matter; provided, however, that if Parent and Buyer are unable to determine the matter with respect to the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule, the Allocation Schedule shall be determined by Buyer.  Buyer and each Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and each Seller shall deliver to Buyer a completed Form 8594 within five (5) days after the Allocation Schedule has become effective.

Section 2.7 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price  all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.8 Third Party Consents. To the extent that a Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and each Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III

CLOSING

Section 3.1 Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, NY  10022, at 10:00 am, Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Parent and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.2 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form attached as Exhibit A (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form attached as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Post-Closing Contract Obligations;

(iii) assignments in the form attached as Exhibit C (the “Intellectual Property Assignments”) and duly executed by Sellers and their respective subsidiaries, transferring all of their right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer;

(iv) the License Agreement in substantially the form attached hereto as Exhibit D (the “ST License Agreement”), duly executed by Sellers;

(v) the Officer’s Certificate required by Section 7.1(f);

(vi) the certificates of the Secretary of each Seller required by Section 7.1(g); and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Purchase Price Remainder;

(ii) the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) the ST License Agreement, duly executed by Buyer; and

(iv) the Officer’s Certificate required by Section 7.2(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer, jointly and severally, that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.1 Organization and Qualification of Sellers.  Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Schedule 4.1 sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Each Seller has delivered to Buyer true and complete copies of its corporate charter and bylaws as currently in effect.

Section 4.2 Authority of Sellers.  Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.

Section 4.3 No Conflicts; Consents; Stockholder Approval.

(a) The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller, the Business or the Purchased Assets; (iii) except as set forth on Schedule 4.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth on Schedule 4.3.

(b) The authorized capital stock of Parent consists solely of 100,000,000 shares of common stock, par value $.0001 per share, of which 44,951,671 shares are issued and outstanding on the date hereof, and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which shares are issued and outstanding on the date hereof.  The Stockholder Approvals are the only votes of the holders of any class of capital stock of a Seller necessary to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.  The Stockholder Approvals, approving and adopting this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, as furnished to Buyer concurrently with the execution and delivery of this Agreement, are sufficient for stockholder approval of such matters but actions relating to the transfer of the Purchased Assets may not occur until 20 calendar days after notice of such consent is delivered to the Parent’s stockholders that did not sign the consent.

Section 4.4 Financial Statements.

(a)           Complete copies of the audited financial statements consisting of the consolidated balance sheet of Parent as of May 31 in each of the years 2009 and 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of Parent as of August 31, 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as Schedule 4.4.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Sellers, and fairly present, in all material respects, the consolidated financial condition of Parent as of the respective dates they were prepared and the consolidated results of the operations of Parent for the periods indicated. The consolidated balance sheet of Parent as of May 31, 2010 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of August 31, 2010 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

(b)           Schedule 4.4 will be updated before closing to include the unaudited financial statements consisting of the consolidated balance sheet of Parent as of November 30, 2010 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “November Financial Statements”).  The November Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse to the Business) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The November Financial Statements will be based on the books and records of Sellers, and will fairly present, in all material respects, the consolidated financial condition of Parent as of such date and the consolidated results of the operations of Parent for the period indicated.

Section 4.5 Absence of Certain Changes, Events and Conditions.  Except as set forth on Schedule 4.5, since the Interim Balance Sheet Date, there has not been any:

(a) entry into any Contract that would constitute a Material Contract;

(b) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business;

(c) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(d) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(e) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(f) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(g) breach, acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(h) imposition of any Encumbrance upon any of the Purchased Assets;

(i) entry into or termination of any employment agreement or collective bargaining agreement covering any of the Employees, written or oral, or modification of the terms of any such existing agreement;

(j) loan to, or entry into any other transaction with, any Employees;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000 individually (in the case of a lease, per annum), except for purchases of Inventory or supplies in the Ordinary Course of Business;

(m) adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.6 Intellectual Property Licenses; Proposed Contracts.

(a) Schedule 4.6(a) sets forth a complete and accurate list of all Intellectual Property Licenses to which a Seller is a party and indicates which of such Intellectual Property Licenses are Excluded Contracts.

(b) Each Proposed Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect.  Except as set forth on Schedule 4.6(b) Seller nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer.  There are no material disputes pending or threatened under any Assigned Contract.

Section 4.7 Title to Purchased Assets.  Other than as set forth on Schedule 4.7(a) Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  Other than set forth on Schedule 4.7(b), all such Purchased Assets (including leasehold interests) are free and clear of Encumbrances other than Permitted Encumbrances.

Section 4.8 Condition and Sufficiency of Assets.  The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.  None of the Excluded Assets are material to the Business.

Section 4.9 Real Property.

(a) No Seller owns any real property that is used in or necessary for the conduct of the Business as currently conducted.

(b) Schedule 4.9(b) sets forth each parcel of real property leased by a Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which a Seller holds or uses any Leased Real Property (collectively, the “Leases”).  Sellers have delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease, except as set forth on Schedule 4.9(b):

(i) such Lease is valid, binding, enforceable and in full force and effect, and each Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) No Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and each Seller has paid all rent due and payable under such Lease;

(iii) No Seller has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to use or operate the Leased Real Property as currently used or operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.10 Intellectual Property.

(a) Except as set forth on Schedule 4.10(a)(i), each Seller has all worldwide right, title and interest in and to all Intellectual Property Assets, owned by it, free and clear of all Encumbrances.  No stockholder, officer, director, Employee or Former Employee of Sellers, or any of their Affiliates, has any ownership, royalty, license or other interest in any of the Intellectual Property Assets and all such Persons who have developed, in whole or in part, any Intellectual Property Assets have duly executed a valid and enforceable agreement assigning all rights therein to a Seller and agreeing to maintain the confidentiality of all confidential or proprietary information.  Except as set forth on Schedule 4.10(a)(ii), no Seller is in default (or, with the giving of notice or lapse of time or both, would be in default) under any contract or other agreement to use any item of the Intellectual Property Assets.  The Intellectual Property Assets are valid and enforceable, and the validity and enforceability of any of the Intellectual Property Assets or the title of Sellers thereto has not been questioned in any Action and, to the Knowledge of Sellers, there are no facts or information that would raise any colorable questions about the validity, enforceability or ownership of the Intellectual Property Assets.  Each Seller has taken all actions necessary and appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the Business.  Schedule 4.10(a)(iii) sets forth a true and complete list of all Intellectual Property Registrations.  Other than the Arkados License Agreement and as set forth on Schedule 4.10(a)(iv), there is no agreement or arrangement by which any Seller grants or receives rights in or to (e.g., licenses, assignments, non-assertions, covenants not to sue and/or escrow agreements) any of the Intellectual Property Assets.

(b) Any computer programs and software in the Intellectual Property Assets are and shall be free from significant programming errors and from defects in workmanship and materials and shall operate in accordance with their specifications.  No software (including firmware and any other software embedded in a hardware device) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by a Seller and included in the Intellectual Property Assets (collectively, “Software Assets”) is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could restrict the use or distribution of such Software Assets, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of Sellers to use or distribute any Software Assets.

(c) The conduct of the Business by Sellers has not and, if conducted as currently conducted and as presently contemplated by Sellers, will not constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or any other rights of any Person.  No Seller has received any notice and is not aware of infringement of or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other Person.

(d) Schedule 4.10(d) sets forth a true and complete list of all domain names owned or used by Sellers in the conduct of the Business.  No stockholder, officer, director, or Employee or Former Employee of any Seller or any of its Affiliates has any ownership or other interest in the domain names.  None of the domain names infringes or conflicts with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person.  No right to or interest in any domain name required to be listed on Schedule 4.10(d) has been obtained in violation of any Law, including the Anticybersquatting Consumer Protection Act.

(e) Other than set forth on Schedule 4.10(e), no Seller nor any Employee or Former Employee of a Seller, is or has been a member of or participated in the work of any standard setting organization, standard development organization, or patent pool, or may otherwise be obligated to license any Intellectual Property Assets on “reasonable and non-

discriminatory” terms or “fair, reasonable, and non-discriminatory” terms or to grant a non-assert or a covenant not to sue in relation to Intellectual Property Assets.

Section 4.11 Inventory.  No Seller has any Inventory, whether held on a consignment basis or otherwise.

Section 4.12 Indebtedness; Accounts Payable.

(a) Schedule 4.12(a) sets forth a true and complete list of all Indebtedness of Sellers and their respective subsidiaries as of the date hereof, which Schedule shall be updated as of the day immediately prior to the Closing Date.

(b) Schedule 4.12(b) sets forth a true and complete list of all accounts payable of Sellers and their respective subsidiaries related to the Business, including vendor, amount due and days outstanding, which Schedule shall be updated the day immediately before the Closing Date.

Section 4.13 Suppliers.  Schedule 4.13 sets forth with respect to the Business (a) the suppliers of goods or services to the Business for each of the 2009 fiscal year and the six-month period ended November 30, 2010 (collectively, the “Material Suppliers”); (b) the amount of purchases from each Material Supplier during such periods; and (c) the licensors of Intellectual Property material to the conduct of the Business (“Material Licensors”).  Sellers have not received any notice, and has no reason to believe, that any of the Material Suppliers or Material Licensors has ceased, or intends to cease, to supply goods or services to the Business, or to license Intellectual Property to Sellers or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance.  Schedule 4.14 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business or the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business or the Purchased Assets, a list of all pending claims and the claims history since January 1, 2009.  There are no claims related to the Business or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage.  No Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.  True and complete copies of the Insurance Policies have been delivered to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 4.15(a), there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller or any of its respective Affiliates (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a reasonable basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.16 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 4.16(a), each Seller is currently and has been in compliance, in all material respects, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 4.16(b) lists all current Permits issued to a Seller or an Affiliate which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, violation or limitation of any Permit set forth in Schedule 4.16(b).

Section 4.17 Environmental Matters.

(a) The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance, in all material respects, with all Environmental Laws.  No Seller nor any Affiliate thereof has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed on Schedule 4.17(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law.  With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) Sellers have delivered to Buyer and listed on Schedule 4.17(c) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of any Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(d) Sellers are not aware of and do not reasonably anticipate any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(e) No Seller nor any of its respective subsidiaries have generated, manufactured, stored, handled, transported, refined, treated or disposed of Hazardous Materials in excess of 500 pounds or 55 gallons.

Section 4.18 Employee Benefit Plans.

(a) Schedule 4.18(a) contains a complete and accurate list of (i) all Benefit Plans (separately identifying each Benefit Plan maintained solely and exclusively for the benefit of Employees or Former Employees) and (ii) all Seller Employment Agreements and consulting agreements.  Sellers have delivered to Buyer a true, correct and complete copy, or summary plan description in the case of welfare and retirement plan, of each Benefit Plan and each Seller Employment Agreement and consulting agreement.  No Benefit Plan or Seller Employment Agreement or consulting agreement compensates any Employee or Former Employee for any excise or other additional Taxes pursuant to Sections 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(b) Each Benefit Plan has been established, administered and operated in material compliance with the terms of such plan and applicable Law, including ERISA and the Code and the regulations promulgated thereunder.  No Benefit Plan provides for health, life or other welfare benefits to Former Employees or beneficiaries or dependents thereof (other than COBRA Continuation Coverage).

(c) Schedule 4.18(c) identifies each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of Sellers, there are no existing circumstances and no events have occurred that could reasonably be expected adversely affect the qualified status of any Qualified Plan or the related trust.

(d) No Seller nor any of its ERISA Affiliates has at any time during the last six years, (i) contributed to or been obligated to contribute to any

Multiemployer Plan or Multiple Employer Plan, (ii) incurred any Withdrawal Liability that has not been satisfied in full, or (iii) maintained a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(e) There is no pending or, to the Knowledge of Sellers, threatened Action relating to any Employee or Former Employee under a Benefit Plan (other than ordinary course claims for benefits).

(f) No Liability has been incurred by any Seller or any of its ERISA Affiliates, and, to the Knowledge of Sellers, no event has occurred and no condition exists, which could reasonably be expected to subject the Business or the Purchased Assets to Liability after the Closing Date under Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code.

Section 4.19 Employment Matters.

(a) Schedule 4.19 sets forth a true and correct list of all individuals who are Employees, consultants or contractors of the Business as of the date hereof, including each Employee on leave of absence, disability or layoff status, and sets forth for each such individual a true and correct summary of the following information:  name; job title; employment status; current base pay and current bonus target and actual amount of last bonus paid and any change(s) in compensation since May 31, 2010; vacation time accrued; and start of service with the Seller.

(b) No Seller has any union, collective bargaining, employment, management, severance or consulting agreement or arrangement to which it is a party or by which it is otherwise bound.

(c) To the Knowledge of Sellers, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of any Seller.  There is no pending or, to the Knowledge of Sellers, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of a Seller.

(d) Each employee of a Seller has executed a nondisclosure and assignment-of-rights agreement for the benefit of such Seller, vesting all rights in work product created in such Seller.  To the Knowledge of Sellers, no officer or employee of a Seller is a party to or is otherwise bound by any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, with any Person (other than a Seller) that in any way limits or adversely affects or will limit or affect (i) the performance of his duties as an employee, officer or director of Buyer after the Closing or (ii) the ability of Buyer to conduct of the Business as presently conducted or any other businesses presently contemplated by Sellers to be conducted.

(e) Except as set forth on Schedule 4.19, each Seller and its Affiliates are and have been in compliance, in all material respects, with all applicable Laws respecting employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, in each case, with respect to Employees, and there are no pending or, to the Knowledge of Sellers, threatened controversies or other Actions with respect to any such matters or the Seller Employment Agreements.

(f) No Seller has entered into any arrangement with any entity such that a joint employer relationship exists.  There are no pending or, to the Knowledge of Sellers, threatened Actions against any Seller or in connection with the Business by or on behalf of or related to any individuals currently or formerly classified by as employees under a “joint employer” theory.  There are no facts which would give rise to material Liabilities for violations of any applicable Law concerning a joint employer relationship between Seller and any third parties.

Section 4.20 Taxes.

(a) Sellers have filed (on a timely basis) with the appropriate governmental agencies all federal, state, local and foreign Tax Returns required to be filed by any of them and have timely paid in full any Taxes due, and all such Tax Returns were true and complete in all respects;

(b) Sellers have provided the Buyer with true and complete copies of all Tax Returns filed by it, or on behalf of it, within the past six (6) years;

(c) No Seller has waived any statute of limitations in respect of Taxes or executed or filed with any Governmental Authority any agreement extending the period for the assessment or collection of any Taxes, and none are a party to any pending or, to the Knowledge of Sellers, threatened suit, action or proceeding by any Governmental Authority for the assessment or collection of Taxes;

(d) there is no unresolved claim by a Governmental Authority in any jurisdiction where Sellers do not file Tax Returns that a Seller is or may be subject to taxation by such jurisdiction;

(e) there has been no examination or audit with respect to Taxes with respect to any year since Sellers’ respective inceptions;

(f) Sellers have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person;

(g) No Seller owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of any interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property;

(h) No Seller is a “foreign person” as that term is used in treasury Regulations Section 1.1445.2.

Section 4.21 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of a Seller of an Affiliate thereof.

Section 4.22 Accurate Disclosure.  No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.1 Organization of Buyer.  Buyer is a corporation duly organized, validly existing under the Laws of the State of Delaware.

Section 5.2 Authority of Buyer.  Buyer has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws.

Section 5.3 No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any

Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.5 Legal Proceedings.  There are no Actions pending against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a reasonable basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall conduct the Business in the Ordinary Course of Business and use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Notwithstanding the foregoing, Buyer acknowledges that Parent and Seller Subsidiaries lack adequate cash to finance the payment of ordinary expenses and is substantially in arrears with all vendors. Accordingly “reasonable best efforts” should be understood from the perspective of such limitations.  Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted for the ownership and use of the Purchased Assets;

(b) pay Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) not sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets or allow the Purchased Assets to become subject to any additional Encumbrance;

(e) not incur any additional secured Indebtedness or guarantee the Indebtedness of any Person;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) as requested by Buyer, perform all of its obligations under all Proposed Contracts appearing on Schedule 2.1(b) on behalf of Buyer and at Buyer’s sole expense or delegate to Buyer performance under the Assigned Contract and remit all payment received on account of such performance to Buyer within five Business Days after its receipt thereof;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j) not issue any shares of common stock of the Parent or any other voting securities or securities convertible into or exercisable for voting securities of Parent, unless the holders thereof irrevocably agree to vote to approve the transactions contemplated hereby pursuant to a written agreement acceptable to Buyer in its reasonable discretion in the event such a vote is required or desired; and

(k) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.5 to occur.

Section 6.2 Access to Information.  From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; and (d) use commercially reasonable efforts to facilitate meetings between Buyer and the secured creditors or other debt or equity holders of Sellers which Buyer deems necessary, and shall encourage such Persons to cooperate with Buyer in its investigation of the Business.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.3 No Solicitation of Other Bids.

(a) No Seller shall, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person

(other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.3, Sellers shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.5 Employees and Employee Benefits.

(a) On or before the date of this Agreement and with Sellers’ consent, Buyer offered employment to the Employees of the Business listed on Schedule 6.5 on terms determined by Buyer in its sole discretion (Employees who accept such offer of employment hereinafter referred to as the “Hired Employees.”  Sellers and Buyer shall cooperate in good faith to effect an orderly transition of any Hired Employees, at Buyer’s sole expense.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Employee (or former Employee) of a Seller, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or Former Employee) of Seller for any period relating to the service with Seller at any time prior to the date of this Agreement and Sellers shall pay or settle all such amounts to or with all Employees on or prior to the such date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of a Seller which claims relate to events occurring prior to the date hereof.  Sellers also shall remain solely responsible for all worker’s compensation claims of any Employees (or Former Employees) or agents of a Seller which relate to events occurring prior to the date hereof.  Sellers shall settle, pay, or cause to be paid, all such amounts to or with the appropriate persons as and when due.

Section 6.6 Closing Conditions, Governmental Approvals and Consents; Information Statement.

(a) Each of the parties hereto shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including satisfying the closing conditions set forth in Article VII.  If all of the conditions to a party’s obligation to close hereunder shall have been satisfied, such party shall diligently proceed to close.  Without limiting the foregoing, Sellers shall, and shall cause its respective Affiliates to:  (i) use their reasonable best efforts to obtain, on or prior to the Closing, all consents, authorizations, orders, approvals and waivers and provide all necessary notices to, and make all filings with and applications and submissions to, any Governmental Authority or Person required for the consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, however, that to the extent that any of such consents, authorizations, orders, approvals and waivers are not obtained by the Closing Date, Sellers shall continue to use its reasonable best efforts thereafter to obtain them; (ii) provide all such information concerning such party and its officers, directors, employees, trustees and Affiliates as may be necessary or reasonably requested by another party in connection with the foregoing; and (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order or judgment that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, including defending through litigation any claim asserted in any court by any Governmental Authority or other Person.

(b) No later than January 22, 2011 and upon the prior consent of Buyer which shall not be unreasonably withheld or delayed, Parent shall file with the United States Securities and Exchange Commission (the “SEC”), a Schedule 14C Information Statement (the “Information Statement”) giving notice of the Stockholder Approvals, this Agreement and the transactions contemplated hereby, and shall mail such Information Statement to its stockholders ten (10) calendar days thereafter or, if such Information Statement is being reviewed by the SEC at the earliest practicable time.  Buyer agrees to provide information reasonably requested by Parent for inclusion into to the Information Statement and shall cooperate with Parent in complying with request for supplemental information, if any, requested by the Staff of the SEC during the course of the review of the Information Statement.  In the event Buyer deems information requested by Seller for inclusion into the Information Statement or requested by the Staff of the SEC as supplemental information to be confidential and exempt from disclosure under the provisions of the Freedom of Information Act applicable to filings with the SEC and rules adopted by the SEC thereunder, Buyer will promptly and at its sole expense provide justification for such treatment for the Parent to submit to the Secretary of the SEC and abide by the determination made by the SEC in regard to applicability of such exemptions.

(c) In the event that any additional stockholder approval may be required, the Sellers shall take such actions, including calling a meeting of stockholders or soliciting stockholder consent in lieu of a meeting, to obtain such stockholder approval and complete related filings with the SEC.

Section 6.7 Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Seller nor any Affiliate thereof shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

Section 6.8 Remittance of Funds.  From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, such Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five Business Days after its receipt thereof.

Section 6.9 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.10 Tax Clearance Certificates.

(a) If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where a Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of a Seller.  If any taxing authority asserts that any Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

(b) Without limiting the generality of the foregoing, Buyer and each Seller shall comply with N.J.S.A. 54:32B-22(c) and N.J.S.A. 54:50-38 by delivering a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600) (the “Tax Notification”) to the Director of the Division of Taxation of the State of New Jersey Department of the Treasury (the “Director”) by registered or certified mail or overnight delivery at least ten (10) days prior to Closing.  Sellers shall cooperate in connection with such compliance and shall provide all information necessary for Buyer to complete the Tax Notification, including completion and filing of the Asset Transfer Tax Declaration Form (Form TTD) with the Director.  If the Director informs Buyer that a possible claim for Taxes, including any interest and penalties thereon, exists (the “Tax Claim”) and the maximum amount thereof (the “Deficiency”), then Buyer and Sellers shall close as scheduled and without delay, and Buyer shall withhold the portion of the Purchase Price Remainder equal to the amount of the Deficiency (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement with the Bulk Sales Tax Escrowee (as hereinafter defined) in a form reasonably acceptable to Buyer and Sellers.  Such amount held in the Tax Escrow shall reduce the Purchase Price Remainder payable at Closing to Parent pursuant to Section 2.5(a).  The escrow agent with respect to the Bulk Sales Tax Escrow shall be referred to as the “Bulk Sales Tax Escrowee”.  If, after Closing, the Director directs payment of all or any portion of the Deficiency on behalf of Sellers, then Buyer shall direct the Bulk Sales Tax Escrowee to release to the Division of Taxation such amount from the Tax Escrow.  If the Director informs Buyer that the Deficiency has been fully paid or that Buyer has no further liability for the Deficiency, then Buyer shall direct Bulk Sales Tax Escrowee to release such difference to Parent.  If the Director gives notice to Buyer that a Seller is liable for Taxes, including interest and penalties thereon, in an amount that is greater than the Tax Escrow, Sellers shall promptly pay the difference to the Division of Taxation and shall provide Buyer with evidence thereof.  Notwithstanding anything to the contrary contained herein, Sellers shall have the right to negotiate with the Director regarding the Tax Claim and the Deficiency; provided, however, that (i) Buyer and Bulk Sales Tax Escrowee shall be entitled to comply with all instructions of the Director, and (ii) the Closing shall not be delayed as a result thereof.  Under no circumstances shall Closing occur until Sellers and Buyer are in receipt of a direction letter from the Director.

Section 6.11 Bulk Sales Laws.  Except as set forth in Section 6.10, the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.12 Settlement Agreements.  From the date hereof to the Closing Date, Sellers shall use diligent efforts to enter into the remainder of the Settlement Agreements described in Section 7.1(k).

Section 6.13 Intellectual Property.  Before Closing, the parties hereto may discuss further the Intellectual Property that is subject to the ST License Agreement.

Section 6.14 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, including Intellectual Property assignments and conveyances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedules (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Agreements and Conditions.  Sellers shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c) No Legal Proceedings.  No Action shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and, as of the Closing Date, there will be no Action pending or threatened against or affecting any Seller or the Purchased Assets alleging that the Intellectual Property Assets have been misappropriated or a Seller does not own or have the right to transfer the Intellectual Property Assets or the Intellectual Property Licenses or that the conduct of the Business infringes on Intellectual Property rights of any other Person.

(d) Loss, Damage or Destruction.  Between the date hereof and the Closing Date, there shall not have been any material loss, damage or destruction to or of any of the Purchased Assets.

(e) No Material Adverse Effect.  There shall have been no Material Adverse Effect since May 31, 2010.

(f) Officer’s Certificate.  Buyer shall have received a certificate dated the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.1(a) - (e) and (k) shall have been satisfied.

(g) Secretary’s Certificate.  Buyer shall have received certificates, dated the Closing Date and executed by the Secretary of each Seller, certifying the incumbency and signatures of an officer authorized to act on its behalf in connection with the transactions contemplated hereby and attaching and certifying (i) as true and complete copies of the resolutions duly adopted by the Board of Directors of each Seller authorizing and approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) as true and complete copies of the Stockholder Approvals, and (iii) that all such resolutions are in full force and effect without modification and are all the resolutions adopted in connection with the transactions contemplated hereby.

(h) Opinion of Counsel.  Sellers shall have furnished Buyer with an opinion of Sommer & Schneider LLP, counsel for Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer customary for transactions of the type contemplated hereby.

(i) Governmental Approvals.  No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(j) Consents. All approvals, consents, notices, filings and waivers that are listed on Schedule 4.3, including effective Stockholder Approvals and clearance of Parent’s Schedule 14C Information Statement by the SEC and mailing thereof to Parent stockholders, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing and any waiting periods shall have expired.

(k) Settlement Agreements and Releases.  The Settlement Agreements delivered to Buyer on the date hereof shall be in full force and effect as of the Closing Date, and the additional Settlement Agreements specified on Schedule 7.1(k) shall have been obtained and delivered to Buyer.

(l) Closing Deliverables.  Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(m) Permits.  Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(n) Encumbrances; Title. All Encumbrances relating to the Purchased Assets, including those set forth on Schedule 4.7(b) shall have been released in full, other than Permitted Encumbrances, all title issues disclosed on Schedule 4.7(a) shall have been corrected to Buyer’s reasonable satisfaction, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances and the correction of such title issues.

(o) Termination of Agreement.  Sellers shall have delivered to Buyer a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Arkados, Inc. and STMicroelectronics N.V., in form and substance reasonably satisfactory to Buyer, which shall terminate such agreement without further obligation owing by either party thereto.

(p) Schedule of Purchased Assets.  Buyer shall have received from Sellers a schedule setting forth the book value as of the Closing Date of the various items included in the Purchased Assets.

(q) Certificate of Non-Foreign Status.  Buyer shall have received from each of the Sellers a certificate as to their non-foreign status as of the Closing Date in conformity with Section 1445 of the Code of the Treasury Regulations thereunder, which certificate shall state that such Sellers are not “foreign persons” within the meaning of Section 1445 of the Code.

(r) Proposed Contracts.  All breaches and defaults under Proposed Contracts shall have been cured by the Sellers and Buyer shall have received written evidence thereof reasonably satisfactory to it.

(s) Schedules of Indebtedness and Accounts Payable.  Buyer shall have received from Sellers updated schedules of Indebtedness and Accounts Payable pursuant to Section 4.12.

Section 7.2 Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date without giving effect to any supplement to the Disclosure (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Agreements and Conditions. Buyer shall have complied with and duly performed, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate dated the Closing Date and executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 7.2(a) – (c) shall have been satisfied.

(d) Governmental Approvals. No injunction or decree prohibiting or materially restricting or delaying the consummation of the transactions contemplated hereby shall have been issued by any Governmental Authority and remain in force.

(e) Closing Deliverables. Buyer shall have delivered to Parent duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(b).

(f) Termination of Agreement.  Buyer shall have delivered to Parent a duly executed termination of the Joint Development, Commercialization and License Agreement, dated September 2, 2008, by and between Seller and STMicroelectronics N.V., in form and substance reasonably satisfactory to Seller, which shall terminate such agreement without further obligation owing by either party thereto.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of twenty-four (24) months thereafter; provided, that the representations and warranties in Section 4.1 (Organization and Qualification of Sellers), Section 4.2 (Authority of Sellers), Section 5.1 (Organization of Buyer) and Section 5.2 (Authority of Buyer) shall survive indefinitely and the representations and warranties in Section 4.7 (Title to Purchased Assets), Section 4.8 (Condition and Sufficiency of Assets), Section 4.10 (Intellectual Property), Section 4.18 (Employee Benefit Plans), Section 4.20 (Taxes), Section 4.21 (Brokers) and Section 5.4 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 Indemnification By Sellers.  Subject to the other terms and conditions of this Article VIII, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any agreement or certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any agreement or certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller, or any of its Affiliates (other than the Purchased Assets or the Post-Closing Contract Obligations) conducted, existing or arising on or prior to the Closing Date.

Section 8.3 Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any agreement or certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any agreement or certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c) any Post-Closing Contract Obligations.

Section 8.4 Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or if it shall have acknowledged in writing its obligation to provide indemnification to the Indemnified Party in respect thereof, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (ii) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the

Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 10.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party.

(c) Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof to the extent reasonably available and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation.  Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim.  Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.5 Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to ten percent (10%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.6 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.7 Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.1 or Section 7.2, as the case may be.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and Buyer;

(b) by Buyer by written notice to Parent if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by Seller within twenty days of Seller’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) by Parent by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Buyer within twenty days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 15, 2011, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Buyer or Parent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by Buyer if Sellers:  (i) ceases to do business as a going concern; (ii) files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, an arrangement, the adjustment of its debts, or for any relief under the applicable bankruptcy or insolvency laws; (iii) applies for the appointment of a receiver or trustee for itself or for all or substantial part of its properties; (iv) makes an assignment for the benefit of creditors; or (v) has filed against it an involuntary petition in bankruptcy or seeking reorganization, an arrangement, readjustment of its debts or for any relief under the applicable bankruptcy or other insolvency laws; and any one of the foregoing actions referenced in this clause (v) remains undismissed or undischarged for thirty (30) days.

Section 9.2 Effect of Termination.  In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.7; and

(b) that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE X

NON-COMPETITION; CONFIDENTIALITY

Section 10.1 Non-Competition.  Sellers acknowledge that (a) Buyer would not have entered into this Agreement but for the agreements and covenants contained in this Article X and (b) the agreements and covenants contained in this Article X are essential to protect legitimate interests of Buyer.  To induce Buyer to enter into this Agreement, Each Seller hereby agrees that, following the Closing Date and for a period of five (5) years thereafter (the “Restricted Period”), it shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that at any time competes with the Business, anywhere in the world; provided, however, that nothing contained herein shall prevent the purchase or ownership by Sellers of less than three (3%) percent of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended.

Section 10.2 No Competing Interests.  Each Seller hereby represents and warrants to Buyer that neither it nor any of its Affiliates has any ownership or other interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Business.  Each Seller hereby represents and warrants to Buyer that neither it nor any of its Affiliates has or shares any ownership or similar interest in any Purchased Asset.

Section 10.3 Non Solicitation.  During the Restricted Period, no Seller shall, directly or indirectly, hire, engage, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade (a “Solicitation”) any Person who is, or was, at any time within the twelve (12)-month period prior to such Solicitation, an officer, director, Employee, agent, licensor, licensee, customer, or supplier of the Business or Buyer to discontinue, terminate or adversely alter his or its relationship therewith.

Section 10.4 Non-Disruption.  During the Restricted Period, no Seller shall, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its Affiliates, on the one hand, and any of its customers, contractees, suppliers or employees, on the other hand.

Section 10.5 Confidentiality.  From and after the Closing Date, no Seller shall at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except disclosure to financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that Sellers shall take reasonable steps to provide Buyer with sufficient prior written notice in order to contest such requirement or order).

Section 10.6  Remedies upon Breach.  Sellers acknowledge and agree that: (a) Buyer (and the Business) would be irreparably injured in the event of a breach by Sellers of any of its obligations under this Article X; (b) monetary damages would not be an adequate remedy for such breach; (c) Buyer shall be entitled (without the need to post any bond) to injunctive relief, in addition to any other remedy that they may have, in the event of any such breach; and (d) the existence of any claims that a Seller may have against Buyer, whether under this Agreement, any other Transaction Document or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Buyer of any of its rights or remedies under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses.  Buyer and Sellers shall pay all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, whether or not the transactions contemplated hereby or thereby are consummated.

Section 11.2 Notices.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, delivered by a recognized overnight courier or express mail service for next business day delivery (and requiring proof of delivery or receipt) or posted in the United States mail by registered or certified mail, with postage pre-paid, return receipt requested, and shall be deemed given when so delivered personally, sent by facsimile transmission with electronic confirmation of receipt during regular business hours, the next day after delivered to such overnight courier or express mail service or three (3) business days after the date of mailing, as follows:

(a) If to Buyer to:	with a copy to (which shall not constitute notice):

STMicroelectronics, Inc.	K&L Gates LLP
c/o STMicroelectronics N.V. 39, Chemin du Champ-des-Filles Plan-les-Ouates CH-1228 GENEVA Switzerland	599 Lexington Avenue New York, New York 10022
Attn: General Counsel	Attn: Whitney J. Smith, Esq.
Tel. No.: +41 22 929 2929	Tel. No.: 212-536-3930
Fax No.: +41 22 929 2988	Fax No.: 212-536-3901

(b) If to Sellers:	with a copy to (which shall not constitute notice):

220 Old New Brunswick Road Suite 202 Piscataway, New Jersey 08854	Sommer & Schneider LLP 595 Stewart Avenue, Suite 710 Garden City, New York 11530
Attn: Chief Financial Officer	Attn: Herbert H. Sommer, Esq.
Tel. No.: 732-465-9300	Tel. No.: 516-228-8181
Fax No.: 732-465-9600	Fax No.: 516-908-4000

Any party may, by notice given in accordance with the provisions of this Section 11.2 to the other parties, designate another address or individual for receipt of notices hereunder.

Section 11.3 Severability.  If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.4 Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.5 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any Seller without the prior written consent of Buyer; provided, however, that Buyer may assign or delegate any or all rights or obligations hereunder to an Affiliate; and provided, further, that Buyer may assign or delegate any or all of its rights or obligations hereunder, including its rights under Article VIII, to any subsequent purchaser of the Business, any Purchase Asset, Buyer or all or substantially all of Buyer’s assets.

Section 11.6 No Third-party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws principles thereof other than Section 5-1401 of the New York

General Obligations Law).  The parties hereto hereby consent to the jurisdiction of the federal and New York State courts located in Manhattan (NYC) and agree that service of process by certified mail, return receipt requested, shall, in addition to any other methods permitted by applicable Law, constitute personal service for all purposes.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(b).

Section 11.9 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arkados, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

Arkados Wireless Technologies, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

Arkados Group, Inc.

By:  /s/ Larry Crawford
Name: Larry Crawford
Title:   CFO

STMicroelectronics, Inc.

By:  /s/ Archibald Mck. Malone
Name: Archibald Mck. Malone
Title:   Vice President & CFO

Signature Page to Asset Purchase Agreement

Annex A

Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership or other stock related equity compensation, pension, retirement, severance or termination pay, change-in-control, deferred compensation, excess benefit, fringe benefit supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, salary continuation, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, policy, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, in each case, that is maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by a Seller or its Affiliates under which any of the Employees or Former Employees participate or participated or with respect to which a Seller or any ERISA Affiliate of a Seller has any liability or obligation attributable to the Employees or Former Employees.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“COBRA Continuation Coverage” means the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Confidential Information” means any and all information (oral or written) relating to the Business and/or the Buyer and its Affiliates or any of their respective operations or activities, including the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain) other than as a result of a breach of any of the provisions hereof.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means those Persons currently employed by a Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic

Annex A-2

Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Seller within the meaning of Code Section 414.

“Former Employees” means the Persons formerly employed by  a Seller in connection with the Business.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (a) the principal of and accrued interest, fees and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds, mortgages, indentures or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (c)

Annex A-3

all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all swap agreements entered into with respect to clauses (a) through (c); (e) all obligations of the type referred to in clauses (a) through (d) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) inventions, discoveries, or improvements, including patents, patent applications, and certificates of invention; (b) trade secrets, Confidential Information, know-how, and technical and engineering drawings and information; (c) indicators of source or origin, including trademarks, service marks, designs, logos, and slogans; (d) works of authorship or expression, including copyrights and moral rights; (e) data, databases, data models, and schema; (f) industrial designs and design patents; (g) computer code, including source code and object code; and (h) any other similar intellectual property, all whether or not registered or registerable.

“Intellectual Property Assets” means all Intellectual Property that is owned by a Seller or any of its subsidiaries and includes all embodiments and stored/recorded copies of such property (e.g., software and information on electronic media).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant a Seller or one or more of its subsidiaries exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventory, including finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means facts or other information actually known by any senior manager of Seller or which a prudent individual in such position could be expected to discover in the course of conducting a reasonably comprehensive investigation of the relevant subject matter.

“Law” means all federal, state, local and foreign laws, statutes, ordinances, rules or regulations, administrative policies or guidance documents, orders, injunctions, decrees and administrative rulings promulgated by any court or Governmental Authority.

Annex A-4

“Liabilities” means any debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, including guarantees and indemnities.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any effect, occurrence, development or change that has had or could reasonably be expected to have a materially adverse effect on (a) the business, prospects, assets, liabilities, operations or condition, financial or otherwise, of the Business, (b) the value of the Purchased Assets or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Ordinary Course of Business” means any action taken by a Person that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary and usual course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors or stockholder of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means:

(a)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; and

(b)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Annex A-5

“Post-Closing Tax Period” means any  taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Employment Agreement” shall mean a Contract, offer letter or agreement of a Seller or any of its Affiliates with or addressed to any Employee or Former Employee pursuant to which a Seller or any of its Affiliates has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services relating to the Business.

“Settlement Agreements” means the:

(a)           Settlement Agreements and General Releases among Parent and Parent’s secured creditors, in form and substance acceptable to Buyer in its discretion, covering any and all claims they may have against a Seller or any of its Affiliates, whether secured or unsecured, and (i) naming Buyer and its Affiliates as beneficiaries thereof and (ii) acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(b)           Settlement Agreements and General Releases among Sellers and the Hired Employees, in form and substance acceptable to Buyer in its discretion, covering any and all claims they may have against a Seller or any of its Affiliates, whether secured or unsecured, and (i) naming Buyer and its Affiliates as beneficiaries thereof and (ii) acknowledging that such Employees do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(c)           Settlement Agreements and General Releases among Parent and the Trident debtholders, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(d)           Settlement Agreements and General Releases among Parent and the holders of Parent’s bridge notes, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such

Annex A-6

Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets;

(e)           Settlement Agreements and General Releases among Parent, Sellers and each of their respective trade creditors, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets; and

(f)           Settlement Agreements and Releases among Parent and the holders of Parent’s other promissory notes, in form and substance acceptable to Buyer in its discretion, releasing any and all claims they may have against Buyer and its Affiliates and acknowledging that such Persons do not have any ownership or other interest in the Purchased Assets, including the Intellectual Property Assets.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the ST License Agreement, the Arkados License Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Withdrawal Liability” means Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Annex A-7

Other Terms.  The following terms are defined in the body of this Agreement in the sections indicated.

Term	Section
Acquisition Proposal	Section 6.3(a)
Agreement	Preamble
Allocation Schedule	Section 2.6
Annual Financial Statements	Section 4.4
Arkados License Agreement	Background
Assigned Contracts	Section 2.1(b)
Assignment and Assumption Agreement	Section 3.2(a)(ii)
Balance Sheet	Section 4.4
Balance Sheet Date	Section 4.4
Bill of Sale	Section 3.2(a)(i)
Books and Records	Section 2.1(j)
Bulk Sales Tax Escrowee	Section 6.10(a)
Business	Background
Buyer	Preamble
Buyer Indemnitees	Section 8.2
Closing	Section 3.1
Closing Date	Section 3.1
Deficiency	Section 6.10(a)
Direct Claim	Section 8.4(c)
Director	Section 6.10(a)
Disclosure Schedules	Section 1.3
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(a)
Excluded Liabilities	Section 2.4
Financial Statements	Section 4.4
Hired Employees	Section 6.5(a)
Indemnified Party	Section 8.4
Indemnifying Party	Section 8.4
Insurance Policies	Section 4.14
Intellectual Property Assignments	Section 3.2(a)(iii)
Interim Balance Sheet	Section 4.4
Interim Balance Sheet Date	Section 4.4
Interim Financial Statements	Section 4.4
Leased Real Property	Section 4.9(b)
Leases	Section 4.9(b)
Material Licensors	Section 4.13
Material Suppliers	Section 4.13
Parent	Preamble
Post-Closing Contract Obligations	Section 2.3
Proposed Contracts	Section 2.3
Purchase Price	Section 2.5
Purchase Price Remainder	Section 2.5
Purchased Assets	Section 2.1

Annex A-8

Qualified Plans	Section 4.18(c)
Restricted Period	Section 10.1
Seller	Preamble
Seller Indemnitees	Section 8.3
Software Assets	Section 4.10(b)
Solicitation	Section 10.3
ST License Agreement	Section 3.2(a)(iv)
Stockholder Approvals	Background
Systems Business	Background
Tangible Personal Property	Section 2.1(c)
Tax Claim	Section 6.10(a)
Tax Escrow	Section 6.10(a)
Tax Notification	Section 6.10(a)
Third Party Claim	Section 8.4(a)

Annex A-9